As filed with the Securities and Exchange Commission on December 11, 2015

Registration No. 333-175230

Registration No. 333-153229

Registration No. 333-116837

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-175230

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-153229

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-116837

UNDER

THE SECURITIES ACT OF 1933

Strategic Hotels & Resorts, Inc.

(BRE Diamond Hotel LLC as successor by merger to Strategic Hotels & Resorts, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	33-1082757
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 West Madison Street, Suite 1700 Chicago, Illinois	60606-3415
(Address of Principal Executive Offices)	(Zip Code)

STRATEGIC HOTELS & RESORTS, INC. SECOND AMENDED AND RESTATED 2004 INCENTIVE PLAN

STRATEGIC HOTELS & RESORTS, INC. VALUE CREATION PLAN NORMAL UNIT DISTRIBUTIONS

DEFERRAL ELECTION AND DEFERRAL PROGRAM

STRATEGIC HOTELS & RESORTS, INC. AMENDED AND RESTATED 2004 INCENTIVE PLAN

STRATEGIC HOTEL CAPITAL, INC. 2004 INCENTIVE PLAN

STRATEGIC HOTEL CAPITAL, INC. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Paula C. Maggio

Executive Vice President, Secretary and General Counsel

BRE Diamond Hotel LLC as successor by merger to Strategic Hotels & Resorts, Inc.

200 West Madison Street, Suite 1700

Chicago, Illinois 60606-3415

(Name and address of agent for service)

(312) 658-5000

(Telephone number, including area code, of agent for service)

Copy to:

Brian Stadler

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-3765

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•	Registration Statement No. 333-175230 filed by the Company with the Securities and Exchange Commission (“SEC”) on June 29, 2011 registering (i) 5,500,000 shares of common stock, par value $0.01 per share of the Company (“Common Stock”) relating to the Company’s Second Amended and Restated 2004 Incentive Plan and (ii) 1,856,169 shares of Common Stock relating to the Company’s Value Creation Plan Normal Unit Distributions Deferral Election and Deferral Program.

•	Registration Statement No. 333-153229 filed by the Company with the SEC on August 28, 2008 registering 1,200,000 shares of Common Stock relating to the Company’s Amended and Restated 2004 Incentive Plan.

•	Registration Statement No. 333-116837 filed by the Company with the SEC on June 24, 2004 registering (i) 3,000,000 shares of Common Stock relating to the Company’s 2004 Incentive Plan and (ii) 300,000 shares of Common Stock relating to the Company’s Employee Stock Purchase Plan.

On December 11, 2015, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 4, 2015, among the Company, Strategic Hotel Funding, L.L.C., a Delaware limited liability company and subsidiary of the Company, BRE Diamond Hotel Holdings LLC, a Delaware limited liability company (“Parent”), BRE Diamond Hotel LLC, a Delaware limited liability company whose sole member is Parent (“Merger Sub”), and BRE Diamond Hotel Acquisition LLC, a Delaware limited liability company whose sole member is Merger Sub, the Company merged with and into Merger Sub, with Merger Sub continuing as the surviving company in the merger (the “Merger”).

As a result of the Merger, Merger Sub, as successor to the Company, has terminated any and all offerings of securities registered pursuant to its existing registration statements, including the Registration Statements. In accordance with the undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, Merger Sub, as successor to the Company, hereby removes from registration any and all securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on December 11, 2015.

BRE DIAMOND HOTEL LLC (as successor by merger to Strategic Hotels & Resorts, Inc.)

By:	/s/ Paula C. Maggio
Name:	Paula C. Maggio
Title:	Executive Vice President, General Counsel & Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act.